EXHIBIT 4.9

                                RENTAL AGREEMENT

                  made and signed in Yavne on February 16, 2006


BETWEEN: G. WILLI-FOOD INTERNATIONAL LTD. (PUBLIC COMP. NO. 520043209) of 3 Nahal Snir Street, Northern Industrial Zone, Yavne 81106 (hereinafter: "THE LESSOR")

                                                 AS THE PARTY OF THE FIRST PART;

AND:              GOLD FROST LTD. (PUBLIC COMP. NO. 520034828)
                  of 3 Nahal Snir Street, Northern Industrial Zone, Yavne 81106 (hereinafter: "THE LESSEE")

                                                AS THE PARTY OF THE SECOND PART;

Whereas the Lessor owns the rights in a Logistics Center built on property located in Yavne, in the north industrial zone, and which is known as part of Parcel 3 in Block 5403, Plot No. 2035 on an area of approximately 19,016 m(2) (hereinafter:
                  "THE LOGISTICS CENTER");

and whereas       the Lessor is entitled to rent spaces in the Logistics Center to tenants;

and whereas       the Lessee is interested in renting from the Lessor and the
                  Lessor is interested in renting to the Lessee, in unprotected tenancy, rented premises in the LOGISTICS CENTER, and everything for the purpose and under the terms specified hereunder in this agreement;

THEREFORE, IT HAS BEEN AGREED, DECLARED AND STIPULATED BETWEEN THE PARTIES AS
FOLLOWS:

1.   PREAMBLE

     1.1 The Parties' declarations, the Preamble and the Appendices constitute an integral part of this Agreement.

     1.2 The clause headings in the Agreement are for orientation and convenience only, and shall not be used for the interpretation thereof.

2.   DEFINITIONS AND APPENDICES

     2.1 In this agreement, the following terms shall have the following meanings:

          "THE RENTED PREMISES" - refrigeration rooms and offices in the Logistics Center, as detailed in APPENDIX A to this Agreement, which are demarcated in color in the diagram attached hereto as APPENDIX B to this Agreement, on a total area of 1,445 m(2). It is hereby clarified that determination of the area of the Rented Premises also took into account an addition for use of a relative part of the service areas in the Logistics Center.

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          "THE PURPOSE OF THE TENANCY" - Use of the Rented Premises for cold storage of products, as well as use of part of the Rented Premises as offices for conducting the Lessee's business on the Rented Premises.

          "POSSESSION DELIVERY DATE" - 4 days after receipt of Form 4.

          "THE RENTAL PERIOD" - 24 years and 11 months beginning from the Possession Delivery Date and ending on the Rented Premises Vacation Date.

          "RENTED PREMISES VACATION DATE" - Immediately following the end of the Rental Period in accordance with this Agreement, or upon cancellation of this Agreement under the circumstances stipulated in this Agreement or in any law.

          "DOLLAR" - one dollar of the United States of America.

          "ARREARS INTEREST" - The highest rate of interest that is determined from time to time at Bank Leumi Le-Israel Ltd. with respect to excessive credit utilization in customer accounts that are over the approved credit ceiling.

     To remove all doubt, it is hereby clarified that, as prescribed by law, value-added tax shall be added to each payment in accordance with the provisions of this Agreement.

     2.2  APPENDICES

          Appendix A - Description and costs of the Rented Premises Appendix B - Diagram
          Appendix C -  Technical specification

3.   THE PARTIES' DECLARATIONS

     3.1 The Lessor hereby declares that it is entitled to rent the Rented Premises to the Lessee, and it has no legal impediment to renting the Rented Premises to the Lessee.

     3.2 The Lessee hereby declares that it knows that this Agreement grants it the right to rent the Rented Premises only, that it does not now, nor will it in the future, have any additional rights whatsoever in the Logistics Center, that the Lessor shall be entitled to make any change or addition to the Logistics Center from time to time, to build additional floors in the Logistics Center, carry out additional construction, jobs and changes therein, to increase or change the service spaces in the Logistics Center, to create adjacent additions of any kind, to grant rights of any kind in the Rented Premises and service areas to any person and for any purpose whatsoever, everything at its sole discretion, and the Lessee hereby waives every demand or claim with respect to all these vis-a-vis the Lessor and/or vis-a-vis other lessees in the Logistics Center, insofar as there will be such, provided that these do not pose an ongoing, unreasonable hindrance to the management of the Rented Premises pursuant to the Purpose of the Tenancy.


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     3.3  In addition to the aforesaid, the Lessee hereby declares and undertakes, subject to the Lessor's declarations and the fulfillment of its obligations pursuant to this Agreement, that it has seen and examined the plot on which the Logistics Center will be built, and its surroundings and its planning status, and found them to be suited to its needs and purposes from all points of view and to its full satisfaction.

4.   THE TENANCY

     The Lessor hereby rents to the Lessee, and the Lessee hereby rents from the Lessor, the Rented Premises for the period and purpose detailed in this Agreement, and under the terms specified therein.

5.   EXCLUSION OF TENANTS' PROTECTION LAWS

     5.1 The tenancy, the Lessee and the Lessor are not protected by the Tenants' Protection Law or by any other law that exists or will be enacted in the future that protects the Lessee in any manner whatsoever, and the said laws and their amendments as well as the regulations and/or the orders that have been or will be promulgated pursuant thereto do not and will not apply to the tenancy and the Rented Premises, or to the Agreement.

     5.2 The Lessee hereby declares that it has not been asked and has not paid key money as it is defined in the Tenants' Protection Law or payments that may be construed or regarded as key money, and that all the jobs, changes, renovations, improvements and enhancements done to the Rented Premises - insofar as they will be done - are not and were not fundamental changes, and the provisions of Section C of the Tenants' Protection Law shall not apply to the Agreement.

6.   THE PURPOSE OF THE TENANCY

     The Lessee undertakes to use the Rented Premises solely for the Purpose of the Tenancy, neither to use nor to allow anyone to use the Rented Premises or any part thereof for any purpose other than the Purpose of the Tenancy. And without derogating from the generality of the aforesaid, the Lessee undertakes not to conduct any business on the Rented Premises other than that which is specified in the Purpose of the Tenancy.


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7.   THE RENTAL PERIOD

     7.1 The Lessor hereby rents to the Lessee, and the Lessee hereby rents from the Lessor, the Rented Premises for the Rental Period, and in accordance with the provisions below.

     7.2 The Lessee shall be entitled, at any time, to shorten the Rental Period by notifying the Lessor in writing 6 months in advance, and the Lessee will vacate the Rented Premises at the end of the aforementioned 6 months.

     7.3 The Lessor will be entitled, at any time, to shorten the Rental Period by notifying the Lessee in writing 12 months in advance, and the Lessee will vacate the Rented Premises at the end of the aforementioned 12 months.

8.   THE RENTAL FEE

     8.1 The Lessee undertakes to pay the Lessor during the Rental Period, every month, a rental fee for the Rented Premises.

     8.2 For its use of the Rented Premises during the Rental Period, the Lessee shall pay the Lessor a monthly rental fee in NIS equivalent to 18,084$ (eighteen thousand and eighty four dollars) according to the representative dollar rate on the payment date, according to the details in APPENDIX A to this Agreement, for each month during the Rental Period, plus VAT (hereinafter: "THE RENTAL FEE").

     8.3 The Rental Fee will be paid on the first day each calendar quarter, in advance for the three months beginning on that date. Should any payment date fall on a Saturday or a holiday, the Rental Fee will be paid on the first business day thereafter.

     8.4 The Lessee undertakes to pay the Lessor the Rental Fee throughout the Rental Period, even if for any reason whatsoever, it shall not use the Rented Premises during the Rental Period or any part thereof.

     8.5 A delay of over 15 (fifteen) days in paying the Rental Fee will constitute a material breach of the Agreement.

9.   ADAPTING THE RENTED PREMISES TO MEET THE LESSEE'S NEEDS

     9.1 The Lessor undertakes to implement, at its own expense, adaptation jobs on the Rented Premises in accordance with the technical specification attached to this Agreement as APPENDIX C and install therein the installations detailed in the aforementioned specification (hereinafter: "THE ADAPTATION JOBS"). The Adaptation Jobs will be implemented by the Lessor with the proper expertise and good materials, using good, skilled professionals who are licensed and experienced at working in their profession. The aforesaid shall not be construed as derogating from the Lessor's right to build by means of skilled contractors and/or subcontractors who are licensed and experienced at working in their profession.


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          The Lessor undertakes to scrupulously uphold the provisions of any applicable law with respect to implementation of the Adaptation Jobs and to fulfill the demands of the Competent Authorities, including the Local Authority, the Firefighting Department, Civil Defense, the Israel Police Department, the Electric Company and Bezeq with respect to the implementation thereof.

     9.2 The Lessor undertakes to complete the Adaptation Jobs at the Rented Premises by the Possession Delivery Date.

     9.3 The Lessor undertakes to deliver possession of the Rented Premises to the Lessee on the Possession Delivery Date whilst it is vacant of all persons and belongings and complete in accordance with APPENDIX C, and whilst it is worthy of use for the Rental Purpose. Without derogating from the generality of the aforesaid, it is hereby explicitly agreed that, on the Possession Delivery Date, the Rented Premises will be clean and ready for immediate use, whilst it is connected to the electrical, sewage, water, communication and telephone systems, and whilst it is worthy of occupancy and use in accordance with any law, after all the requisite approvals have been given for the Rented Premises, including and without derogating from the generality of the aforesaid, Form 4, approval by the Electric Company and the Standards Institute, approval by a safety engineer. The Lessee also undertakes that on the Possession Delivery Date all the access roads to the Rented Premises will be whole and in good condition.

10.  MANAGING THE LOGISTICS CENTER

     The Lessee undertakes to fully carry out each provision, instruction, permit and/or prohibition that apply or will apply from time to time to the Logistics Center, including each repair and/or change therein, as it will be determined from time to time at the Lessor's sole discretion. The Lessee undertakes not to do anything by itself and/or allow anyone to do anything in or related to the Rented Premises that contradicts the aforesaid.

11.  MAINTAINING THE RENTED PREMISES

     11.1 The Lessee undertakes to maintain the Rented Premises, including equipment and installations that serve the Rented Premises and which are situated therein, in good and proper condition and at a high level and quality that are suitable for the Logistics Center. The Lessee undertakes to avoid causing any damage or impairment to the Rented Premises or its installations, and to immediately repair, by itself and at its own expense, any defect, impairment or damage that is caused as stated above by itself and/or by anyone acting on its behalf and/or by any other person, such that the situation will return to the way it was in accordance with the standard that prevailed before the defect or impairment or damage occurred.


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     11.2 The Lessee undertakes that all the equipment, accessories and other installations it brings into the Rented Premises will be of a level and quality that are suited to a first-class business of the type conducted by the Lessee and suited to the level of the Logistics Center.

     11.3 If the Lessee does not make the repairs as stated above in Clause 11.1 and/or does not make said repairs properly and/or does not act as stated above in Clause 11.2, the Lessor shall be entitled, though not obliged, to make each repair and perform each action as it sees fit for the purpose of repairing the damage and/or placing the Rented Premises on the proper level and quality as stated above and/or returning the situation to the way it was, at the Lessee's expense.

          The Lessee shall pay, immediately following the first request by the Lessor and without delay, each sum that the Lessor has spent in carrying out the aforesaid. The Lessor's invoices will constitute irrefutable proof of their accuracy.

          The Lessor and/or anyone acting on its behalf shall be entitled to enter the Rented Premises in order to exercise the Lessor's right as stated above in this clause.

     11.4 The Lessee undertakes to carry out the provisions of any law, regulation, order or municipal law with respect to the Rented Premises and the maintenance and use thereof. The Lessee undertakes not to do and/or permit anyone to do anything in the Rented Premises or any part thereof or with respect thereto that may constitute a hazard or nuisance or to cause damage or inconvenience to the Lessor and/or the Logistics Center and/or any other person, and the Lessee shall bear all the consequences of a breach of these obligations.

     11.5 The Lessee undertakes to keep the Rented Premises and their immediate surroundings clean and conduct its business solely within the bounds of the Rented Premises. The Lessee undertakes not to place movable property and/or any other thing outside the Rented Premises, and not to cause any hazard, nuisance, inconvenience or unpleasantness to the Lessor and/or any other person. The Lessee shall bear all the fines that will be imposed by a municipal and/or other Authority for a breach of the provisions of this clause. If fines are imposed on the Lessor for an act or omission by the Lessee, the Lessee shall indemnify the Lessor for the full amount of the fines, plus arrears interest for the period beginning on the date of payment of the fine by the Lessor and ending on the date of payment of the indemnity.


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     11.6 For the purpose of accessing the Rented Premises, the Lessee undertakes to use only the stipulated and marked access roads. The Lessee undertakes to park vehicles and transport vehicles only in the designated places, and not to use any vehicle and/or other transport means that is liable to damage and/or harm the access roads at the Logistics Center, and also to avoid using transport means that are liable to harm the service areas. The Lessee undertakes to carry out each instruction that is given by the Lessor and/or anyone acting on its behalf, from time to time, with respect to access to the Rented Premises and their surroundings.

          The Lessee also undertakes to use the service areas only, and the access roads especially intended for same, in order to transfer goods and/or equipment to and from the Rented Premises, and also in order to dispose of refuse.

     11.7 The Lessee undertakes to ensure that its employees and any other person acting on its behalf wears proper attire, and appears and behaves in a proper, civilized, quiet, orderly and clean manner at the Logistics Center, in accordance with the nature of the Logistics Center.

12.  LICENSING AND LICENSES

     12.1 The Lessee hereby declares that it is sufficiently well versed in its business and the required conditions in order to obtain every license and/or approval and/or permit for the purpose of running said business, and that before signing this Agreement, it has looked into the possibility of obtaining the licenses, permits and approvals it needs in order to run the Rented Premises according to the Purpose of the Tenancy.

     12.2 The Lessee undertakes to obtain all the licenses and/or permits and/or approvals it needs in order to run and/or manage its business on the Rented Premises, from each municipal and/or local and/or government and/or other Authority and maintain their validity throughout the Rental Period. The Lessee declares that the Lessor is bears no responsibility for obtaining for it any license and/or permit and/or approval as stated above.

13.  PERFORMING JOBS ON THE RENTED PREMISES

     13.1 The Lessee undertakes not to carry out any internal and/or external change to the Rented Premises, not to make any addition, not to destroy any part of the Rented Premises, and/or any of its installations, and not to allow anyone to carry out any change and/or addition and/or renovation and/or destruction, including changes to the structure, form or any other change and/or modification to the inside or outside of the Rented Premises, without obtaining the Lessor's advance written consent, which the Lessor will given, or not give, at its sole and absolute discretion, and without having to give reasons for its decision. The Lessor shall be entitled to prevent the performance of any act that contradicts this clause, as well as to destroy and remove any change, addition and renovation that have been performed in a manner that is not in accordance with this clause, and everything at the Lessee's expense.


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     13.2 The Lessee undertakes that each job and/or action that is performed by it or by anyone acting on its behalf, whether for its purposes or for any other purpose, will be performed in a manner that does not entail unreasonable noise or inconvenience or nuisance.

          Without derogating from the Lessee's liability as stipulated in this Agreement, the Lessee shall be liable for all damage of any kind that is caused to the Lessor and/or the Rented Premises and/or the Logistics Center and/or the property and/or any person for performance of and/or during jobs, bear the cost of each repair that is required and pay said cost immediately following the Lessor's request, and compensate the injured party for all damage it has incurred.

     13.3 Every change, addition, renovation and/or repair that has been made by the Lessee during or before the Rental Period, and everything that is connected to the Rented Premises will transfer to the Lessor's possession at the end of the Rental Period or upon termination of this Agreement. The Lessee shall not be entitled to any payment whatsoever for the materials or for performance of these jobs and it hereby waives all claims and/or demands with respect thereto. Should the Lessor demand that the Lessee return the Rented Premises to the state it was in prior to the signing of this Agreement, the Lessee shall do so at its own expense.

     13.4 The Lessee undertakes to enable the Lessor and/or anyone acting on its behalf to enter the Rented Premises at any time in order to examine the Rented Premises and/or in order to perform therein jobs and repairs of any kind whatsoever, including the opening of walls, floors, ceilings and other parts of the Rented Premises, the replacement and repair of installations and piping to connect thereto, the performance of any job that is required in the Lessor's opinion. Should the Lessor perform the aforementioned jobs, it shall make every effort to ensure that the disturbance to the Lessee is minimal and that the Rented Premises are returned to their previous state as soon as possible.

14   TAXES AND OTHER PAYMENTS

     14.1 The Lessee undertakes that, throughout the Rental Period, it shall pay all the taxes, fees, municipal taxes, and compulsory levies that are imposed and will be imposed, whether directly or indirectly (including by means of billing the entire Logistics Center), according to its relative share of the floor space of the Logistics Center (minus the service areas), which, as at the date of signing this Agreement, is 16.8%. Every aforementioned payment shall be made by the Lessee, whether directly or indirectly (to the Lessor), on the binding date for payment thereof.

          Without derogating from the generality of the aforesaid, the Lessee undertakes to bear the payments and expenses for municipal taxes and water - according to the relative share of the Rented Premises out of the Logistics Center as at the date of signing this Agreement, i.e. 16.8% of the expenses involving municipal taxes, water and sewage fees.


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     14.2 The Lessee undertakes that, throughout the Rental Period, it shall bear all the payments and expenses for electricity, water, gas and fuel supply, as well as telephone service, insurance and every other expense related to its use of the Rented Premises and the running thereof, in full and on time.

          Without derogating from the generality of the aforesaid, the Lessee undertakes to bear the payments and expenses for electricity according to its actual consumption thereof. To that end, a separate electricity meter for the Rented Premises will be installed.

     14.3 Insofar as any of the payments or expenses apply to the Lessee directly and for which receipts and/or confirmations are issued, the Lessee undertakes to show the Lessor, from time to time, at the Lessor's request, all the receipts and/or confirmations that prove that it has indeed paid the payments to which it is subject in accordance with this Agreement, and, at the end of the tenancy, to leave the Lessor with copies of all receipts and/or confirmations as stated above.

15.  LIABILITY AND INDEMNIFICATION

     15.1 The Lessor and anyone coming and/or acting on its behalf shall not be liable in any way for any damage and/or injury caused to the Lessee and/or its business and/or its property, including and without derogating from the generality of the aforesaid, damage or injury caused by the entry of the Lessor and/or anyone acting on its behalf into the Rented Premises for any of the purposes detailed in this Agreement, unless said damage is caused as a direct result of negligence on the part of the Lessor and/or its employees.

          The Lessee hereby waives all claims, demands and contentions, as stated above, toward the Lessor.

     15.2 To remove all doubt, and without derogating from the aforesaid in Clause 15.1, it is hereby clarified that the Lessor and anyone coming and/or acting on its behalf shall not bear any liability whatsoever and/or indebtedness whatsoever for bodily damage and/or loss and/or property damage of any kind that is caused to the Lessee and/or its employees and/or anyone acting on its behalf, except under the circumstances detailed in Clause 15.1 above.

     15.3 The Lessee only shall bear liability for all losses and/or damage caused to the Rented Premises and/or the Logistics Center and/or its contents and/or any person and/or corporation, including its employees and/or the Lessor and/or anyone acting on its behalf and/or any other person, due to the running of its business on the Rented Premises and/or from the maintenance and/or use of the Rented Premises, and/or from any other act or omission by the Lessee.


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       15.4     The Lessee undertakes to compensate and/or indemnify the Lessor for all damages and/or expenses that it will pay and/or may undertake to pay or be forced to pay due to any damage caused under the circumstances that do not establish the Lessor's liability as specified in Clause 15.1 above.

       15.5 The Lessee undertakes to compensate and/or indemnify the Lessor for all damages or expenses it incurs due to a lawsuit filed against it, be it civil or criminal, and stems from the need to defend itself against said lawsuit, insofar as same results from nonfulfillment of the Lessee's obligations pursuant to this Agreement or a breach of said obligations, including any damage claim that is not within the scope of the circumstances that establish the Lessor's liability as specified in Clause 15.1 above.

16.  INSURANCE - cancelled

17.  VACATING THE RENTED PREMISES

     17.1 The Lessee undertakes that it shall vacate the Rented Premises on the Rented Premises Vacation Date and deliver possession thereof to the Lessor and/or anyone appointed by the Lessor, whilst the Rented Premises are empty of all persons and objects belonging to the Lessee, and neat and clean.

     17.2 Without derogating from any other right granted to the Lessor by this Agreement and/or in accordance with any law, the Lessee undertakes that, should it fail to vacate the Rented Premises as stated above in Clause 17.1, it shall pay the Lessor for the period between the Rented Premises Vacation Date and its actual vacation thereof, a sum that is equivalent to twice the daily Rental Fee for each day of delay in vacating the Rented Premises. The Lessee declares that this sum has been determined and agreed between the parties as stipulated, pre-estimated, damages that have been prudently set by the parties as the reasonable sum for damage incurred by the Lessor due to the Lessee's failure to vacate the Rented Premises on the Rented Premises Vacation Date, without derogating from the Lessor's right to be awarded any other remedy due it in accordance with the Agreement and/or the law.

18.  BREACHES, REMEDIES, AND NULLIFYING THE AGREEMENT

     18.1 This Agreement is subject to the provisions of the Contract Law (Remedies for Breach of Contract), 1970.

     18.2 Without derogating from the aforesaid in this Agreement, and with each remedy granted to the Lessor in accordance therewith, should the Lessee be in arrears with respect to one of the payments it is obliged to make in accordance with this Agreement, the following provisions will apply:


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          18.2.1 Each sum owed by the Lessee to the Lessor in accordance with this Agreement, and which is paid late, will bear collection expenses and Arrears Interest beginning from the binding date for payment pursuant to this Agreement and ending with the actual payment, plus value-added tax as required by law, without derogating from any right and/or other remedy granted to the Lessor in accordance with the provisions of this Agreement and/or any law.

          18.2.2 Should the Lessee fail to fulfill any of its obligations pursuant to this Agreement as regards payments it owes to any third party whomsoever, the Lessor shall be entitled, though not obliged, following advance notification to the Lessee, to pay any aforementioned payment and/or charge at its discretion and charge the Lessee for any sum it has paid, as stated above, plus index linkage differentials calculated from the day of payment until receipt of the actual reimbursement, plus a 10% (ten percent) handling fee, and the Lessee undertakes to pay the Lessor the aforementioned sum immediately following the Lessor's first request.

          18.2.3 Each delay in any payment that the Lessee is obliged to pay the Lessor according to this Agreement, that exceeds 21 (twenty-one) business days shall be considered a material breach of this Agreement.

     18.3 The Lessor shall be entitled to immediately nullify the Agreement should one of the following events occur:

          18.3.1 Any bailiff's proceedings whatsoever have been instituted against the Lessee, and these have not been canceled within 60 (sixty) days.

          18.3.2 Bankruptcy and/or liquidation proceedings and/or suspension of proceedings have been instituted against the Lessee, and these have not been canceled within 45 (forty-five) days.

          18.3.3 A receiver has been appointed for the Lessee and/or its property, and said appointment has not been canceled within 45 (forty-five) days.

          18.3.4 A judicial closure order has been issued for the Lessee's business and has not been cancelled within 14 days.

19.  TRANSFERRING RIGHTS

     19.1 The Lessee shall not be entitled to deliver and/or transfer and/or lease and/or assign and/or convert and/or mortgage and/or pledge its rights in accordance with this Agreement and/or to allow any third party whomsoever to use and/or possess the Rented Premises or any part thereof and/or to involve any third party whomsoever in its possession of the Rented Premises or in the use thereof or in the deriving of pleasure therefrom, be it directly or indirectly, be it for consideration or not for consideration.


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     19.2 The Lessor shall be entitled to transfer its rights according to this
          Agreement and/or to sell the Rented Premises, provided that the Lessee's rights according to this Agreement are not infringed upon as a result, and provided that it informs the recipient of the rights and/or the Buyer (as applicable) of the existence of this Rental Agreement, and the recipient of the rights and/or the Buyer assumes all the Lessor's obligations and rights vis-a-vis the Lessee according to this Rental Agreement and delivers a copy of the Buyer's aforementioned approval to the Lessee. Should the Lessor's rights be transferred as stated above, the Lessor shall notify the Lessee of same in writing.

20.  GENERAL

     20.1 All the payments that the Lessee must make to the Lessor according to this Agreement will be paid by the Lessee to the Lessor at its offices or any other location determined by the Lessor.

     20.2 For each payment remitted by the Lessee in accordance with this Agreement, the Lessee shall add, at the time of payment, value-added tax as required by law, and receive a legal tax invoice for same.

     20.3 The Lessor is entitled to offset any sum due it from the Lessee and/or which the Lessee has undertaken to pay according to this Agreement and/or any sum required for the fulfillment of any of the Lessee's obligations according to this Agreement, from any sum due the Lessee and/or to which it is entitled in its account.

     20.4 The Lessee shall not be entitled to offset sums that it is entitled to receive from the Lessor, from sums due the Lessor, if there are any, unless the offset is performed vis-a-vis the Lessor for sums that it has agreed that the Lessee is entitled to receive from it.

     20.5 There will be no validity to any waiver, absolution or extension that have been given or implemented by the Lessor unless they have been implemented explicitly and in writing, and no one may deduce or understand a waiver, absolution or extension of any breach of this Agreement by the very act or omission that is not an explicit, written notification. A delay or avoidance of the use of any right granted to the Lessor according to this Agreement will not be considered impediments toward it by the Lessee.

          A written waiver in any case whatsoever will not be construed by anyone as learning comparison by analogy with respect to another matter, and no one may deduce therefrom with respect to any other waiver by that party.


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


     20.6 This Agreement nullifies all previous agreements between the parties, whether they have been given, implemented or reached orally or in writing. No amendment to this Agreement will be valid unless it has been put in writing and signed by the parties to this Agreement.

21.  ADDRESSES AND NOTIFICATIONS

     21.1 The parties' addresses for the purposes of this Agreement are as stated in the Preamble to this Agreement.

     21.2 Any notification given in accordance with the aforesaid in this Agreement will be written and sent by one party to the other via registered mail or hand-delivered and will be considered delivered within a reasonable time for said notification to arrive at it the addressee's destination.

AND IN WITNESS WHEREOF, THE PARTIES HERETO HAVE AFFIXED THEIR SIGNATURES:

------------------------------------                     -----------------------
          G. WILLI-FOOD                                     GOLD FROST LTD.
       INTERNATIONAL LTD.

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

                                   APPENDIX A

                  DESCRIPTION AND COSTS OF THE RENTED PREMISES
                                                                         ONGOING
                                     UNIT OF      NO. OF    MONTHLY PER  MONTHLY
                                   MEASUREMENT    UNITS(1)   UNIT COST     COST
                                   -----------    --------  ----------    -----

Frozen warehouse (-18 degrees)    M(2) per month     308      $15.00    $ 4,620

Chilled warehouse (0-4 degrees)   M(2) per month     546      $12.00    $ 6,552

Entrance warehouse (0-4 degrees)  M(2) per month     374      $12.00    $ 4,488

Cheese cutting (12 degrees)       M(2) per month     187      $12.00    $ 2,244

Operations offices                M(2) per month      30      $ 6.00    $   180

TOTAL                                              1,445                $18,084

NOTE:

(1) The spaces include relative loading of the service areas - APS, toilets, dressing rooms, rubbish, elevators, stairs, kitchenette, dining room, forklift loading, etc.


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


                                   APPENDIX C

                             TECHNICAL SPECIFICATION

THE BUILDING CONTENTS:

     (1)  Refrigeration system in the various areas, as follows:

          a.   LEVEL 0.0

               i.   Frozen warehouse: -18 degrees Celsius

               ii.  Chilled warehouse: 0 to 4+ degrees Celsius

               iii. "0" Room: 0 to 4+ degrees Celsius

          b.   LEVEL 7.5

               i.   Cheese cutting room: 12+ degrees Celsius

     (2)  Doors of various types at all the openings

     (3)  Sealing sleeves at all the external openings

     (4)  Two height equalizers

     (5)  Firefighting system + firefighting equipment

     (6) Shelf system according to the specification in the diagram, storage height - 10.90 m.

     (7)  Air conditioned rooms for the manager + a clerk

     (8) Cheese cutting room including an epoxy floor, water drainage in the floor, a sink including marble, and electricity supply for the cutting machines and the packing machines


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